EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

Hawkeye Systems, Inc.

We consent to the inclusion by reference in the foregoing Form S-8 Registration Statement of Hawkeye Systems, Inc. (the “Company”) of our report dated August 27, 2018 relating to our audit of the balance sheet as of June 30, 2018, and statements of operations, stockholders’ deficit and cash flows for the period from May 15, 2018 (inception) to June 30, 2018. Our report dated August 27, 2018, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

We have served as the Company’s auditor since 2018

Certified Public Accountants

Lakewood, Colorado

October 2, 2019